SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2014

SOURCE GOLD CORP.

(Exact name of Company as specified in its charter)

Nevada	000-54840	46-1814729
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
1155 Camino Del Mar #162 Del Mar, CA 92014
(Address of principal executive offices)
Phone: (949) 427-0430
(Company’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

On March 25, 2014, The Corporation appointed Edward Aruda, to the positions of the President, Treasurer, Secretary and as a Director, effective immediately.  The Board of Directors also accepted the resignation from Dhugald Pinchin from all capacities to the Corporation effective immediately.  His resignation is for personal reasons and is not in connection with any known disagreement with the Company on any matter.

Edward J. Aruda, age 55, is the founder, President and a Director of Santa Rosa Resources Inc., since its formation in 2007. He has much personal experience and leadership skills in the oil and gas industries, from the manufacturing of drilling equipment to the development of oil and gas properties. Mr. Aruda began his career in 1977 working for Smith Tool, a division of Smith International, a major manufacturer of oil and gas well drilling bits. In 1990 Mr. Aruda became involved in the investment banking and financing of oil and gas programs. Mr. Aruda worked as a Registered Representative of the NASD and previously held series 22, 6 and 63 licenses. He has overseen the successful financing and development of numerous oil and gas properties throughout the southwest.

There are no understandings or arrangements between Mr. Aruda and any other person pursuant to which Mr. Aruda was selected as a director. There is no family relationship between Mr. Aruda with any of our other officers and directors, or person nominated or chosen by the Company to become a director. There has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Aruda had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOURCE GOLD CORPORATION.

Date: April 4, 2014

By: /s/ Edward Aruda

Edward Aruda

President